[GRAPHIC OMITTED][GEHL COMPANY LOGO]

Gehl Company	Tel: 262/334-9461
143 Water Street	Fax: 262/334-6603
P.O. Box 179	http://www.gehl.com
West Bend, WI 53095-0179
USA

Contact:
Kenneth Hahn
Chief Financial Officer
262-334-6632

News Release

GEHL COMPANY REPORTS RECORD SALES AND A 75% INCREASE IN
EARNINGS IN SECOND QUARTER;
REVISES 2004 FULL YEAR OUTLOOK

        WEST BEND, WI, July 28, 2004 – Gehl Company (NASDAQ NM: GEHL), a worldwide distributor and manufacturer of compact construction and agricultural equipment, today reported record net sales of $95.5 million in the quarter ended June 26, 2004, an increase of $26.9 million, or 39%, from second quarter 2003 net sales of $68.6 million. Significantly higher net income for the second quarter ended June 26, 2004, of $3.9 million, or $.69 per diluted share, compared to net income of $2.2 million, or $.42 per diluted share, in the second quarter of 2003, an increase of 75%.

        For the first six months of 2004, Gehl reported net sales of $180.2 million, compared to $127.1 million in the first half of 2003, an increase of $53.1 million, or 42%. Net income of $6.8 million, or $1.22 per diluted share, in the first six months of 2004 compared to net income of $2.7 million, or $.51 per diluted share, in the first half of 2003, an increase of 148%.

        William D. Gehl, Chairman and CEO, said, “We are extremely pleased with our second quarter and first half results. The second quarter shipment level represents the highest quarterly net sales in the Company’s history. The strong market acceptance of the new Gehl skid loader models introduced earlier this year, the increasing demand for telescopic handlers by large rental customers and the growing demand for compact track loaders combined to generate significant growth in net sales over last year’s second quarter. For the second consecutive quarter, the sales increases were stronger than anticipated, improving our revenue outlook for the remainder of 2004". Mr. Gehl continued, “Though we continue to exert strong control over our cost structure, higher steel prices and availability issues have had a negative impact on margins in the first half of 2004, and these pressures on margins are expected to continue for the balance of the year.”

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Gehl Company
Gehl Company Reports Record Sales and a 75% increase in
Earnings in Second Quarter; Revises 2004 Full Year Outlook
July 28, 2004

Construction Equipment Sales up 40%

        Construction equipment net sales in the second quarter of 2004 were $61.6 million, a 40% increase from second quarter 2003 net sales of $44.1 million. Shipments of skid loaders in the second quarter of 2004 were up significantly from 2003‘s comparable period due to demand for new Gehl skid loader models introduced in January 2004, as well as increased demand for Mustang brand skid loaders. Telescopic handler shipments increased over 80% during the quarter as demand from larger rental customers continued in the second quarter. Demand for compact track loaders, a product introduced in mid-2002, continued to grow and resulted in 2004 second quarter shipments which were up over 30% from the 2003 level. The Company’s European subsidiary, Gehl Europe, also posted strong sales during the quarter.

Agricultural Equipment Sales up 39%

        Agricultural equipment net sales in the second quarter of 2004 were $33.9 million, a 39% increase from $24.4 million in the year-ago period. Milk prices paid to dairy farmers in the second quarter of 2004 averaged nearly $17.75 per hundred weight, compared to approximately $9.43 per hundred weight in the comparable period of 2003. The significant increase in milk prices and the generally improved economic environment, compared to the second quarter of 2003, have combined to increase dairy farmers’ willingness to purchase new equipment. Skid loader shipments during the second quarter of 2004 were up approximately 50% as demand for the new models of Gehl brand skid loaders introduced in January 2004 remained strong during the quarter. Shipments of agricultural implements increased 20% from the second quarter of 2003 levels.

Gehl Company
Gehl Company Reports Record Sales and a 75% increase in
Earnings in Second Quarter; Revises 2004 Full Year Outlook
July 28, 2004

Gross Margins and Expenses

        For the second quarter of 2004, Gehl’s gross margin was 19.9%, versus 21.1% during the same period in 2003. Gross margin for the construction equipment segment was 21.3% for the second quarter of 2004, compared with 23.2% in the year-ago period. Gross margin for the agricultural equipment segment was 17.5% for the second quarter of 2004, compared with 17.4% in 2003. The 2004 second quarter gross margin for both segments was adversely impacted by rising costs of steel and other component parts and increased costs of finished goods sourced from overseas due to the weak U.S. dollar versus the Euro and the yen. Gross margin has been, and will likely continue to be, adversely impacted by the steel price situation. The unfavorable impact of these issues on the agricultural segment gross margin was offset by a more favorable mix of products shipped, as well as lower levels of discounts and sales incentives incurred in the quarter. The construction segment gross margin further reflects the unfavorable mix of both product shipments and customers shipped to during the quarter.

        Selling, general and administrative expense levels in the second quarter of 2004 were $12.3 million, or 12.9% of net sales, compared to $10.8 million, or 15.8% of net sales, in the second quarter of 2003. The increase in selling, general and administrative expenses is primarily the result of items that vary with sales levels. However, selling, general and administrative expenses as a percentage of net sales improved as the growth in net sales exceeded expense increases.

        Higher costs of selling retail finance contracts, resulting from an increasing interest rate environment and a higher level of retail finance contracts being sold during the second quarter of 2004, and foreign exchange transaction expense in the second quarter of 2004 compared to foreign exchange transaction income in the comparable period of 2003, adversely impacted earnings in the 2004 second quarter compared to the 2003 second quarter. This unfavorable impact on earnings was partially offset by lower interest expense, due to lower average outstanding debt and lower average borrowing costs during the respective second quarters.

Gehl Company
Gehl Company Reports Record Sales and a 75% increase in
Earnings in Second Quarter; Revises 2004 Full Year Outlook
July 28, 2004

Full Year Outlook

        First half sales were stronger than the Company had originally forecasted and order backlog remains robust, indicating that the Company’s markets continue to show signs of strength. Offsetting this positive trend, however, is the continued uncertainty over the magnitude and duration of higher steel prices. If the situation continues as it is today, these increased costs may offset some of the benefits of higher sales. Based on actual results for the year to date, along with the current market outlook, the Company now expects its net sales for the full year 2004 to be in the range of 42% to 45% over 2003 levels. If the Company’s sales levels meet projected forecasts, the Company expects to earn in the range of $1.90 to $2.05 per diluted share in 2004, after giving effect to the 961,768 newly issued shares purchased by Manitou in conjunction with a recently announced strategic alliance.

Forward Looking Statements

        Certain statements included in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including the statements in the section entitled “Full Year Outlook,” are forward-looking statements. When used in this press release, words such as the Company “believes,” “anticipates,” “expects”, “estimates” or “projects” or words of similar meaning are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those anticipated as of the date of this press release. Factors that could cause such a variance include, but are not limited to, any interruption in the expected general economic recovery, unanticipated changes in capital market conditions, the Company’s ability to implement successfully its strategic initiatives, market acceptance of newly introduced products, unexpected issues related to the pricing and availability of raw materials (including steel) and component parts, the ability of the Company to increase its prices to reflect higher prices for raw materials and component parts, the cyclical nature of the Company’s business, the Company’s and its customers’ access to credit, competitive pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), technological difficulties, changes in currency exchange rates or interest rates, unanticipated difficulties or charges arising out of the proposed sale of the Company’s Owatonna, Minnesota manufacturing facility, the Company’s ability to secure sources of liquidity necessary to fund its operations, changes in environmental laws, the impact of any acquisition effected by the Company, and employee and labor relations. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, the Company’s expectations for fiscal year 2004 are based in part on certain assumptions made by the Company, including those relating to commodities prices, which are strongly affected by weather and other factors and can fluctuate significantly, housing starts and other construction activities, which are sensitive to, among other things, interest rates and government spending, and the performance of the U.S. economy generally. The accuracy of these or other assumptions could have a material effect on the Company’s ability to achieve its expectations.

Gehl Company
Gehl Company Reports Record Sales and a 75% increase in
Earnings in Second Quarter; Revises 2004 Full Year Outlook
July 28, 2004

About Gehl Company

        Gehl Company (Nasdaq NM: GEHL) is a manufacturer of compact equipment used worldwide in construction and agricultural markets. Founded in 1859, the Company is headquartered in West Bend, WI, with manufacturing facilities in West Bend, WI; and Madison and Yankton, SD. The Company markets its products under the Gehl ® and Mustang ® brand names. Mustang product information is available on the Mustang Manufacturing website (www.mustangmfg.com). CE Attachments, Inc. information is available at (www.ceattach.com). Gehl Company information is available at (www.gehl.com) or contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone: 262-334-9461).

( TABLES TO FOLLOW )

Gehl Company
Gehl Company Reports Record Sales and a 75% increase in
Earnings in Second Quarter; Revises 2004 Full Year Outlook
July 28, 2004

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	For the Second Quarter Ended (unaudited)		For the Six Months Ended (unaudited)
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
NET SALES	$95,499	$68,551	$180,186	$127,082
Cost of goods sold	76,472	54,085	143,763	100,353

GROSS PROFIT	19,027	14,466	36,423	26,729
Selling, general
and administrative expenses	12,278	10,818	25,060	21,852
Restructuring and other charges	--	121	--	281

Total operating expenses	12,278	10,939	25,060	22,133

INCOME FROM OPERATIONS	6,749	3,527	11,363	4,596
Interest expense	(656)	(984)	(1,244)	(1,883)
Interest income	474	528	900	1,031
Other (expense) income, net	(721)	275	(838)	384

INCOME BEFORE INCOME TAXES	5,846	3,346	10,181	4,128
Provision for income taxes	1,931	1,105	3,361	1,379

NET INCOME	$3,915	$2,241	$6,820	$2,749

NET INCOME PER SHARE
Diluted	$0.69	$0.42	$1.22	$0.51
Weighted average number of common
shares and common stock equivalents	5,640	5,351	5,568	5,372
Basic	$0.72	$0.42	$1.26	$0.51
Weighted average number of common
shares	5,454	5,346	5,405	5,360

Gehl Company
Gehl Company Reports Record Sales and a 75% increase in
Earnings in Second Quarter; Revises 2004 Full Year Outlook
July 28, 2004

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	June 26, 2004	December 31, 2003	June 28, 2003
ASSETS
Cash	$2,597	$3,688	$4,742
Accounts receivable - net	132,277	92,474	118,098
Finance contracts receivable - net	9,346	2,546	6,426
Inventories	29,341	31,598	36,550
Deferred income taxes	7,128	7,128	8,469
Prepaid expenses and other current assets	4,374	4,503	1,877

Total current assets	185,063	141,937	176,162
Property, plant and equipment - net	33,960	35,316	45,056
Goodwill	11,748	11,748	11,748
Other assets	17,422	14,353	15,037

Total assets	$248,193	$203,354	$248,003

LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities	$72,602	$58,603	$64,273
Long-term debt obligations	46,756	26,340	64,426
Other long-term liabilities	20,878	18,669	18,981
Deferred income taxes	1,742	1,742	1,644
Total shareholders' equity	106,215	98,000	98,679

Total liabilities and shareholders' equity	$248,193	$203,354	$248,003

Gehl Company
Gehl Company Reports Record Sales and a 75% increase in
Earnings in Second Quarter; Revises 2004 Full Year Outlook
July 28, 2004

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited and in thousands)

	For the Six Months Ended
	June 26, 2004	June 28, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,820	$2,749
Adjustments to reconcile net income to net cash
used for operating activities:
Depreciation	2,467	2,550
Amortization	15	13
Gain on sale of property, plant and equipment	(86)	--
Cost of sales of finance contracts	296	10
Proceeds from the sales of finance contracts	57,318	46,979
Increase in finance contracts receivable	(66,613)	(49,312)
Net change in remaining working capital items	(21,979)	(6,668)

Net cash used for operating activities	(21,762)	(3,679)
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment additions	(1,337)	(808)
Proceeds from the sale of property, plant and equipment	378	--
Other	(123)	(112)

Net cash used for investing activities	(1,082)	(920)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit loans	20,248	8,359
Repayments of other borrowings - net	(103)	(635)
Proceeds from issuance of common stock	1,608	102
Treasury stock purchases	--	(728)

Net cash provided by financing activities	21,753	7,098
Net (decrease) increase in cash	(1,091)	2,499
Cash, beginning of period	3,688	2,243

Cash, end of period	$2,597	$4,742